Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.

ANNOUNCES COMPLETION OF THE ACQUISITION OF TITAN PROPANE

Dallas, Texas – June 1, 2006 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it has completed its previously announced acquisition of the propane operations of Titan Energy Partners LP and Titan Energy GP LLC. The Titan operations consist of 146 retail locations in high growth areas in 33 states. In fiscal year 2005, Titan sold more than 200 million gallons of propane to over 325,000 customers. The acquisition closed following receipt of the approval of the limited partners of Titan Energy Partners LP on May 15, 2005, and the expiration of the waiting period under the Hart-Scott-Rodino Act. The purchase price of $549,700,000 includes the payoff of long-term debt, and is subject to working capital adjustments. The purchase was initially financed from borrowings under the Partnership’s revolving credit facility.

According to Bradley K. Atkinson, Vice President of Corporate Development, “The combination of Titan Propane with our Heritage Propane operations creates a stronger retail propane company that has excellent geographic diversification and a market footprint that provides both internal growth as well as continued acquisition opportunities. Both entities have seasoned management teams focused on exceptional customer service. We are excited about this development within our propane division and welcome the Titan employees to the Heritage family.”

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas transportation and storage operations include natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 11,700 miles of pipeline in service, plus an additional 550 miles under construction. The Partnership is one of the three largest retail marketers of propane in the United States, serving more than 1 million customers from approximately 440 customer service locations in 40 states extending from coast to coast, and Alaska.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner and approximately 33% of the outstanding limited partner interests of Energy Transfer Partners, L.P.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact H. Michael Krimbill, President and Chief Financial Officer, at 918-492-7272.